Exhibit 10.11

June 21, 2023

PRIVATE AND CONFIDENTIAL
DELIVERED BY EMAIL

Carrie D’Andrea

Dear Carrie:

We are pleased to extend the following offer of employment with Acasti Pharma Inc. (“Acasti”):

Title:	Vice President, Clinical Operations

Reporting to:	Prashant Kohli, Chief Executive Officer

Base Salary:	Annualized base salary of $275,000, less applicable deductions and withholdings.

Annual Bonus:
You will be eligible to earn an annual discretionary bonus of up to 30 % of your base salary as determined by Acasti in its sole discretion. The bonus, if any, for a given year will be paid following the completion of such year. You must remain employed with Acasti throughout the year for which the bonus is paid, and up to and including the bonus payment date.

Stock Option:
Subject to approval by the board of directors of the Company, you will be granted pursuant to Acasti’s equity incentive plan (the “Plan”), an option to purchase common shares in the capital of Acasti (the “Option”), with a price per share equal to the fair market value of a common share, as determined by the board of directors at the time of grant. The grant of the Option to you shall be conditional upon: (a) your continued employment with Acasti at the time of grant; (b) you entering into an option agreement with Acasti (the “Option Agreement”); and (c) any other terms and conditions set forth in the Plan, your Option Agreement and as may be determined by the board of directors in its sole discretion at the time of grant.

Benefits:	Subject to the terms and conditions of the applicable benefit plans and policies, you will be eligible to participate in such group benefit plans as Acasti may make available in its sole discretion.

Vacation:
You will accrue vacation at the rate of 3 weeks per year. Vacation entitlement, including treatment of unused vacation time, will be in accordance with Acasti’s vacation policy as in effect from time to time.

Start Date:	July 3, 2023

As a condition of employment with Acasti Pharma, you will be required to read, sign and return a copy of the enclosed Confidentiality of Information and Ownership of Proprietary Property Agreement. On your first day of employment, you will be required to provide original documents from the enclosed List of Acceptable Documents (I-9) which prove your identity and right to work in the United States.

The Company is hiring you as an at-will employee, which means that you have the right to terminate your employment with Acasti at any time, for any reason, with or without notice. Similarly, Acasti has the right to terminate the employment relationship at any time, for any reason, with or without notice. Any contrary representations, which may have been made to you, are superseded by this offer. Any modifications to this “at-will” term of your employment must be in writing and signed by you and Acasti’s CEO.

This offer expires five business days from the date of this letter. Please indicate your acceptance of our offer by signing and returning a copy of this letter to me as soon as possible.

On behalf of Acasti, we look forward to having you join us as we work together to advance science in support of better patient outcomes and to create value for the employees and shareholders of Acasti.

Sincerely,

/s/ Prashant Kohli
Prashant Kohli
Chief Executive Officer

I have read, understand and accept these terms and conditions of employment. I further understand that while my salary, benefits, job title and job duties may change from time to time without a written modification of this agreement, the at-will term of my employment is a term of employment which cannot be altered or modified except in writing, signed by me and Acasti’s CEO. By accepting this offer, I confirm that I am able to accept this job and carry out the work involved without breaching any legal restrictions on my activities, such as restrictions imposed by a current or former employer.

Signature /s/ Carrie D’Andrea	Date 21-Jun-2023

SCHEDULE A
CONFIDENTIALITY OF INFORMATION AND OWNERSHIP
OF PROPRIETARY PROPERTY AGREEMENT

THIS CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY AGREEMENT is entered into as of the date set out below and is between Acasti Pharma Inc. (the “Company”) and Carry D’Andrea (the “Worker”).

BACKGROUND:

A.
The Company may give, has given and will give the Worker access to proprietary or confidential information of the Company and its affiliates and subsidiaries (if any) (the “Company Group”), including information that, by its nature or by the nature of its disclosure, would reasonably be considered to be proprietary or confidential to the Company Group (which information is collectively referred to in this Agreement as “Confidential Information”). For greater certainty, Confidential Information includes all employee, customer or client personal information, technical data, unpublished know-how, techniques, records, formulae, processes, sketches, photographs, plans, drawings, specifications, samples, reports, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings, inventions and ideas, whether patentable or not, whether they be trade secrets or not and whether they be in written, graphic, oral, electronic or any other form, that are now or hereafter owned, licensed or otherwise acquired by the Company Group.

B.
The Worker may develop, conceive, generate or contribute to, in the course of employment or engagement with the Company, alone and/or jointly with others, tangible and intangible property relating to actual or anticipated business and research and development of the Company Group, or that is suggested by or result from work performed for or on behalf of the Company Group, in any fields, which property includes software, hardware, know-how, designs, techniques, documentation and other material regardless of the form or media in or on which it is stored, some or all of which property may be protected by patents, copyrights, trade secrets, trade-marks, industrial designs or mask works or any common law or statutory right anywhere in the world (which tangible and intangible property is collectively referred to in this Agreement as “Proprietary Property”).

C.
The Worker understands and acknowledges that this Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company Group is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Worker will cause irreparable harm to the Company, for which remedies at law will not be adequate.

NOW, THEREFORE, in consideration of the Worker’s employment or engagement with the Company and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Worker, the parties agree as follows:

1.
The Worker, both during and after employment or engagement with the Company, shall not disclose or use any Proprietary Property or Confidential Information except in the course of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. The Worker may, however, use or disclose Confidential Information that:

(a)
is or becomes public, other than through a breach of this Agreement; or

(b)
is known to the Worker prior to employment or engagement by the Company and with respect to which the Worker does not have any obligation of confidentiality; or

(c)
is required to be disclosed, or the disclosure of which to regulators is protected, by law, whether under an order of a court or government tribunal, statutory provision or other legal process, provided that, where such disclosure is required of the Worker, the Worker informs the Company of such requirement as soon as the Worker becomes aware of the requirement and in sufficient time to allow the Company to take such steps as are lawfully available to the Company to avoid or limit such disclosure by the Worker.

2.
Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(a)
The Worker will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(i)
is made (1) in confidence to an authorized federal, state, or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)
is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(b)
If the Worker files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Worker may disclose the Company’s trade secrets to the Worker’s attorney and use the trade secret information in the court proceeding if the Worker:

(i)
files any document containing trade secrets under seal; and

(ii)
does not disclose trade secrets, except pursuant to court order.

3.
The Worker, both during and after employment or engagement with the Company, shall not disclose or use any trade secrets, confidential information or proprietary property of a third party obtained by the Worker during the course of or as result of employment or engagement with the Company, except as expressly authorized by the Company or such third party in writing.

4.
All right, title and interest in and to Proprietary Property (including the Proprietary Property described in paragraph 8 below), as between the Worker and the Company, belongs to the Company and the Worker has no rights in any such Proprietary Property. For greater certainty, all right, title and interest (including any intellectual property rights) in and to all Proprietary Property that the Worker may acquire in the course of employment or engagement with the Company are hereby assigned to the Company. The Worker agrees to make full disclosure to the Company of and to properly document each development of any Proprietary Property, and to provide written documentation describing such Proprietary Property to the Company, promptly after its creation. At the request and expense of the Company, both during and after employment or engagement with the Company, the Worker shall do all acts necessary and sign all documentation necessary in order to assign all right, title and interest in and to the Proprietary Property to the Company and to enable the Company to register patents, copyrights, trade-marks, mask works, industrial designs and such other protections as the Company deems advisable anywhere in the world. The Worker irrevocably designates and appoints the Company and its duly authorized officers and agents as the Worker’s agent and attorney-in-fact, to act for and in the Worker’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of patents, copyrights, trade-marks, mask works, industrial designs and such other protections related to the Proprietary Property. This power of attorney is coupled with an interest and shall not be affected by the Worker’s subsequent incapacity or death.

5.
If any part of the services or Proprietary Property or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to the Worker (or any person involved in the services) and not assigned hereunder, the Worker hereby grants the Company and its successors a perpetual, irrevocable, worldwide royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of the Company’s exercise or exploitation of the services, Proprietary Property, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

6.
If, during and in the course of employment or engagement with the Company, the Worker develops any Proprietary Property that is protected by copyright, the Worker hereby waives unconditionally any “moral rights” the Worker may have in such Proprietary Property.

7.
The Worker, both during and after employment or engagement with the Company, shall not make any unauthorized use of the Company’s computer systems, communications networks, databases or files. The Worker shall adhere to all Company policies regarding the use of such computer systems, communications networks, databases or files.

8.
All notes, data, tapes, reference items, sketches, drawings, memoranda, records, documentation and other material regardless of the form or media in or on which it is stored, that is in or comes into the possession or control of the Worker, and that is in any way obtained, conceived, developed, generated or contributed to by the Worker, alone and/or jointly with others in the course of or as a result of the Worker’s employment or engagement with the Company, is and remains Confidential Information and/or Proprietary Property within the meaning of this Agreement.

9.
The Worker shall return or destroy, as directed by the Company, Confidential Information or Proprietary Property to the Company upon request by the Company at any time, and upon the cessation of employment or engagement with the Company, regardless of how that cessation occurs. Such return or destruction shall include all originals and all copies of the Confidential Information and Proprietary Property, in whatever medium or form, that is then in the control or possession of the Worker. Upon request by the Company, the Worker shall certify, by way of affidavit or statutory declaration, that all such Confidential Information and Proprietary Property has been returned or destroyed, as applicable. Both during and after employment or engagement with the Company, the Worker shall not make or retain copies of the Confidential Information or Proprietary Property in the Worker’s possession or control, except for the purpose of carrying out authorized activities on behalf of the Company or except as expressly authorized by the Company in writing. For information stored in electronic form:

(a)
the Worker shall be deemed to have returned it when the Worker transmits an electronic copy to Company and thereafter destroys it per (b) below; and

(b)
the Worker shall be deemed to have destroyed it when the Worker performs a commercially reasonable “delete” function with respect to all of its copies of information, notwithstanding that such information may be forensically recoverable or restored from backups (provided always that if, at any time, the Worker performs or permits such recovery or restoration, the Worker shall treat such recovered or restored information as Confidential Information hereunder at all times).

10.
The Worker shall not use unauthorized software on the Company’s equipment during the course of employment or engagement with the Company. Furthermore, the Worker shall not incorporate into or link with the Confidential Information or Proprietary Property, any third-party intellectual property (including third party software, images, works or materials, third party patents or trade secrets, and open source software) without first (a) disclosing same to the Company together with the license therefor from such third party, and (b) receiving authorization from the Company for such incorporation or linkage.

11.
During the Worker’s employment or engagement with the Company, the Worker shall not make use of or in any manner communicate to the Company any confidential information of any third party (including former employers of the Worker) that may be in or may come into the Worker’s possession or control, other than confidential information disclosed to the Worker in his, her or its capacity as a representative of the Company.

12.
Following the cessation of the Worker’s employment or engagement with the Company for any reason whatsoever, the Worker shall, within 3 business days, remove from Facebook, LinkedIn, Twitter or any other social or professional network site, any references that may suggest that the Worker is still employed by or engaged with the Company.

13.
The Worker shall, if requested from time to time by the Company, execute such further agreements as to confidentiality and proprietary rights as the Company requires to protect confidential information or proprietary property.

14.
Regardless of any changes in role, responsibilities, compensation or otherwise, including cessation of the Worker’s employment or engagement with the Company (regardless of how that cessation occurs), the Worker shall continue to be subject to the terms and conditions of this Agreement and any other(s) executed pursuant to paragraph 13 above.

15.
The Worker’s sole and exclusive remedy for any breach of this Agreement by the Company is limited to monetary damages and the Worker shall not make any claim in respect of any rights to or interest in any Confidential Information or Proprietary Property. The Worker hereby waives, relinquishes and conveys to the Company any and all claims of any nature whatsoever, which the Worker now or hereafter has for infringement of any proprietary rights assigned to the Company. The Worker acknowledges that it would be difficult to compute the monetary loss to the Company arising from a breach or threatened breach of this Agreement by the Worker and that, accordingly, the Company shall be entitled to specific performance, injunctive or other equitable relief in addition to or instead of monetary damages, without the necessity of establishing that monetary damages would be inadequate.

16.
The Worker’s employment or engagement with the Company is subject to the terms and conditions of this Agreement. This Agreement shall enure to the benefit of the Company and its successors and assigns and be binding on the Worker and the Worker’s heirs, attorneys, guardians, estate trustees, executors, trustees and permitted assigns.

17.
This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

18.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, that provision is to be deleted and the other provisions remain in effect and are valid and enforceable to the fullest extent permitted by law.

19.
This Agreement does not, in any way, restrict or impede the Worker from exercising the Worker’s rights under Section 7 of the National Labor Relations Act or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

20.
The Worker and the Company each intend and agree that in this Agreement, the terms “employment” and “engagement” shall be deemed to include any period of time prior to the Worker’s execution of this Agreement and/or prior to the formal execution of any employment or consulting agreement or contract for services relating to the employment or engagement, during which period of time and in connection with or in contemplation of such employment or engagement, the Worker provided services to or performed work of any kind for the Company Group or for the benefit of the Company Group.

21.
The Worker confirms that he or she had the opportunity to confer with an independent legal advisor if he or she so wished, in advance of signing this Agreement. The Worker further confirms that he or she has read this Agreement and the Worker accepts and agrees to be bound by its terms.

22.
The headings herein are for convenience only and do not interpret this Agreement, the word “including” or “include”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope, and the word “or” does not imply an exclusive relationship between the matters being connected.

23.
The Worker hereby authorizes the Company to notify the Worker’s future employers (or other necessary third parties) of the terms of this Agreement and the Worker’s responsibilities hereunder.

24.
This Agreement, and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Company and the Worker and set out all the covenants, promises, warranties, representations, conditions and agreements between the Company and the Worker in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise.

DATED June 21, 2023.
[Signature page follows]

/s/ Carrie D’Andrea

Carrie D’Andrea

Acasti Pharma Inc.

	By:	/s/ Prashant Kohli
Prashant Kohli
Chief Executive Officer